EX-10.5(b)

                             SUB-ADVISORY AGREEMENT

       SUB-ADVISORY AGREEMENT, made as of the_____ day of January 1998 by and between POLESTAR MANAGEMENT COMPANY, a New York corporation ("Polestar Management"), and GEEWAX TERKER & COMPANY, a Pennsylvania General Partnership ("Geewax Terker").

                                   WITNESSETH:

       WHEREAS, Polestar Management and The Noah Investment Group, Inc., a Maryland corporation (the "Corporation"), on behalf of its separately designated series, The Noah Fund (the "Fund"), have entered into an Investment Management Agreement dated as of March 26,1996 (the 'Investment Management Agreement") pursuant to which Polestar Management will provide investment supervisory and administrative services to the Fund; and

       WHEREAS, Polestar Management wishes to engage the services of Geewax Terker as Sub-Adviser to the Fund; and

       WHEREAS, Geewax Terker is willing to perform sub-advisory services on behalf of the Fund upon the terms and conditions and for the compensation hereinafter set forth;

       NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

       1. Polestar Management hereby employs Geewax Terker to serve as sub-adviser with respect to the assets of the Fund under the management of Polestar Management and to perform the services hereinafter set forth. Geewax Terker hereby accepts such employment and agrees for the compensation herein provided to assume all obligations herein set forth and to bear all expenses of its performance of such obligations (but no other expenses).

       2. Geewax Terker shall supervise and direct the investment of the Fund's assets in accordance with applicable law and the investment objectives, policies and restrictions set forth in the then-current Prospectus and the then-current Statement of Additional Information relating to the Fund contained in the Corporation's Registration Statement under the Investment Company Act of 1940, as amended (the "1940 Act') and the Securities Act of 1933, as amended, and subject to such further limitations as the Corporation may, from time to time, impose by written notice to Polestar Management, provided that Polestar Management shall have informed

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Geewax  Terker,  in  writing,   of  such  further  limitations  imposed  by  the
Corporation. Geewax Terker shall formulate and implement a continuing program for the management of the Fund's assets and resources. Geewax Terker shall amend and update such program, from time to time, as financial and other economic conditions warrant.

       3. Geewax Terker shall make all determinations with respect to the investment of the assets of the Fund and the purchase and sale of portfolio securities, and shall take such steps as may be necessary to implement the same. Such services shall include determining the manner in which the voting rights , rights to consent to corporate action, and any other non-investment decisions pertaining to the Fund's portfolio securities should be exercised in accordance with the Fund's investment policies and restrictions.

       4. Geewax Terker shall regularly furnish reports to Polestar Management for its use in discharging its obligations under the Investment Management Agreement, which reports may be distributed by Polestar Management to the Corporation at periodic meetings of the Corporation's Board of Directors. Such reports shall include Geewax Terker's economic outlook and investment strategy and a discussion of the portfolio activity and the performance of the Fund since the last report and for such other relevant periods as shall be mutually agreed upon . Copies of all such reports shall be furnished to Polestar Management for examination and review within a reasonable time prior to the presentation of such reports to the Corporation's Board of Directors.

       Geewax shall furnish the Corporation's Board of Directors with schedules of the securities in the Fund's portfolio on a quarterly basis. At the Board's request, and otherwise when Geewax Terker deems it appropriate, it will prepare and provide the Board with schedules of securities and other statistical data regarding the activity and positions of the Fund's portfolio.


       5. Geewax Terker will not select the brokers and dealers that will execute the purchase and sale of portfolio securities for the Fund.

       Geewax Terker shall promptly communicate to Polestar Management and, if requested by Polestar Management, to the Corporation's Board of Directors, such information relating to portfolio transactions as Polestar Management may reasonably request. The parties understand that the Corporation shall bear all brokerage commissions and ordinary and reasonable transaction costs in connection with purchases and sales of portfolio securities for the Fund and all ordinary and reasonable transaction costs in connection with purchases of such securities in private placements and subsequent sales thereof.

       6. Geewax Terker may employ, retain or otherwise avail itself of the services and facilities of persons and entities within its own organization or any other organization for the purpose of providing , Polestar Management, the Corporation or the Fund with such information, advice or assistance, including, but not limited to, advice regarding economic factors

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and trends and  advice as to  transactions  in  specific  securities,  as Geewax
Terker may deem  necessary,  appropriate  or convenient for the discharge of its
obligations   hereunder  or  otherwise  helpful  to  Polestar  Management,   the
Corporation or the Fund, or in the discharge of Geewax Terker's overall responsibilities with respect to the other accounts which it serves as investment manager.

       7. Polestar Management shall pay to Geewax Terker for all services rendered by it hereunder a fee calculated as follows:

       On average net assets of up to $20,000,000-$1.00 per annum

       On average net assets from $20,000,000 to $40,000,000-.75% per annum

       On average net assets from $40,000,000 to $90,000,000-.50% per annum average net assets of $90,000,000 and above- .35% per annum

       The net asset value of the Fund shall be calculated as of the close of business on each day and, in the case of any day that is not a business day, it shall be determined as of at the close of business on the last preceding business day.

       The sub-advisory fee in excess of $20,000,000 calculated as aforesaid, shall accrue on each calendar day, and the sum of the daily fee accruals shall be paid monthly to Geewax Terker on the first business day of the next succeeding calendar month. The daily fee accruals shall be computed by multiplying the fraction of one over the number of calendar days in the year by the annual sub-advisory fee rate in excess of $20,000,000 described above, and multiplying this product by the net assets of the Fund calculated as described in the Fund's then current Prospectus as of the close of business on the previous business day on which the Fund's net asset value was determined.

       Geewax Terker shall not be entitled to receive any payment for the performance of its services hereunder from the Fund and shall look solely and exclusively to Polestar Management for payment of all fees for such services.

       8. (a) Geewax Terker has assumed no responsibility under this Agreement other than to render the services called for hereunder. Geewax Terker shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Corporation or Polestar Management in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of Geewax Terker in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

              (b) Geewax Terker agrees to indemnify Polestar Management with respect to any loss, liability, judgment, cost or penalty which Polestar Management may directly

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or indirectly  suffer or incur in any way arising out of or in  connection  with any material breach of this Agreement by Geewax Terker. Polestar Management agrees to indemnify Geewax Terker with respect to any loss, liability, judgment, cost or penalty which Geewax Terker may directly or indirectly suffer or incur in any way arising out of the performance of its duties under this Agreement as provided in paragraph 8(c).

              (c) Geewax Terker shall be entitled to full indemnification from Polestar Management for any loss, liability, judgment, cost or penalty arising from (1) any act by any person or entity (including Polestar Management) for which Geewax Terker was not involved directly in either the act itself or the decision making process leading up to such act; (2) any act by Geewax Terker taken upon the written instructions of Polestar Management or (3) the performance of Geewax Terker's duties under this Agreement; provided, however, Geewax Terker shall not be entitled to indemnity under clause (3) of this sentence for any loss, liability, judgment, cost or penalty resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties, under this Agreement.

       9. (a) This Agreement shall become effective on the day and year first above written and unless sooner terminated as hereinafter provided, shall continue in effect through March 26, 1999. Thereafter, this Agreement shall continue in effect from year to year, so long as its continuance is approved in the manner required by the 1940 Act.

              (b) This Agreement may be terminated at any time without the payment of any penalty, (i) by the Board of Directors of the Corporation, (ii) by the vote of a majority of the outstanding voting securities of the Fund,
(iii) by Polestar Management on sixty (60) days' prior written notice to Geewax Terker, or (iv) by Geewax Terker on sixty (60) days' prior written notice to the Fund. This Agreement shall terminate automatically in the event of its assignment, or upon termination of the Investment Management Agreement between the Corporation and Polestar Management. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

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              (c) As used in this  Agreement the terms "assignment", "interested person" and "vote of a majority of the outstanding voting securities" of the Fund shall have the meanings set forth for such terms in the 1940 Act.

              (d) Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid (i) if to Geewax Terker, to Geewax Terker & Company 99 Starr Street Phoenixville, PA 19460; (ii) if to Polestar Management to Polestar Management Company, 975 Delchester Road Newtown Square, PA 19073 and (iii) if to the Corporation, at the forgoing office of Polestar Management.

       10. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of Geewax Terker to engage in any other business or to devote his or her time and attention, in part, to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of Geewax Terker to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

       11. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto. Except insofar as the 1940 Act or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania without regard to conflict of law provisions

       12.  Geewax Terker shall  promptly  notify the  Corporation  and Polestar
Management:

              (a) of any material change in the senior management or ownership of Geewax Terker;

              (b) of any change in the manager of the Fund's portfolio;

              (c) of any other material change in the nature of the principal business activities of Geewax Terker.

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       IN WITNESS  WHEREOF,  the parties hereto have caused this Agreement to be executed as of the day and year first above written.

       ATTEST:                            POLESTAR MANAGEMENT COMPANY


       _________________________          BY______________________________
             Secretary                              President


                                          GEEWAX TERKER & COMPANY


       _________________________          BY:______________________________
              Witness                            A General Partner


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